EXHIBIT 10.25
Pfizer Inc. Global Performance Plan
Amended and Restated January 2025

SECTION 1. PURPOSE

The purpose of the Pfizer Inc. Global Performance Plan (the “GPP” or the “Plan”) is to foster a culture where colleagues are committed to, and focused on, high performance. The GPP is designed to attract, motivate, and engage a high performing, committed workforce that contributes to the achievement of the Company’s annual financial and strategic and operational goals. The Plan is restated effective January 1, 2025.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee, and (iii) the employees of such entity or Person are eligible to participate in the Plan, as determined by the Committee.
(b)“Award” shall mean any cash incentive award granted pursuant to the provisions of the Plan.
(c)“Board” shall mean the Board of Directors of the Company.
(d)“Cause” shall mean a willful breach of duty in the course of service or employment and shall include, but not be limited to, a termination of employment for significant, willful breach of Company policy, inadequate work performance due to intentional or deliberate misconduct or intentional or deliberate failure to act, destruction of Company property, commission of unlawful acts against or reflecting on the Company, or similar occurrences. No act or failure to act shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company and its Affiliate. The Committee, or its designee, the Chief People Experience Officer, Executive Vice President, or the Senior Vice President, Total Rewards, or its or his or her respective successors, in its or his or her sole and absolute discretion, shall determine whether a termination of employment is for “Cause.”
(e)“CEO” shall mean the Chief Executive Officer of the Company.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(g)“Committee” shall mean the Compensation Committee of the Board or such other persons or committee to whom it has delegated any authority, as may be appropriate.
(h)“Company” shall mean Pfizer Inc., a Delaware corporation.
(i)“Compliance Written Warning” shall mean a Written Warning Letter resulting from a Compliance investigation issued by the Company or an Affiliate, to an Employee.
(j)“Eligible Earnings” shall mean:
1)For Group 1 Countries: a Participant’s daily salary paid (as well as any lump-sum payment made in lieu of a merit increase) over the course of a Performance Period adjusted for any portion of the year in which the Participant was not eligible for the Plan, or to reflect a change in salary or salary grade.
2)For Group 2 Countries: a Participant’s base salary as of the immediately preceding December 31st unless there is a change in status as a full-time or part-time Employee.
3)For Participants in the ELTI Program: a Participant’s daily salary paid (as well as any lump-sum payment made in lieu of a merit increase) over the course of the Performance Period adjusted for any portion of the year in which the Participant was not eligible under the Plan, or to reflect a change in salary or salary grade.

For Participants located in the United States, “Eligible Earnings” shall not include the following: incentive payments or other special payments (e.g., special recognition awards, discretionary awards, etc.), imputed income for life insurance and other Company-paid or subsidized benefits and perquisites, income from long-term incentive awards, reimbursed relocation expenses, relocation allowances, COLA payments or any allowance related to a global assignment, reimbursements or payments that are not pay for services (e.g., automobile and other forms of allowances), separation payments, short-term disability payments in excess of 90 days of each unrelated disability, payments in excess of the first 90 days of a continuous approved paid leave, long-term disability payments, workers’ compensation payments and/or any similar payments that are generally not deemed base salary.

For Participants outside the United States, Eligible Earnings will be determined based on the local competitive practices and/or regulatory requirements of the Participant’s location but are generally limited to regular base salary and do not include allowances.
(k)“ELTI Program” shall mean the Company’s Executive Long-Term Incentive Program.
(l)“ELTI Separation Plan” shall mean the Company’s Executive Long-Term Incentive Separation Plan.
(m)“Employee” shall mean any employee of the Company or any Affiliate. For any and all purposes under this Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority or by the Company. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.
(n)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(o)“Executive Leadership Team” shall mean the team of corporate executive officers of the Company reporting directly to the CEO of the Company and including the CEO.
(p)“Group 1 and Group 2 Countries” shall mean the countries as set forth in Appendix A hereto.
(q)“IFW” shall mean an Incident Final Warning issued by the Company or an Affiliate to the Employee.
(r)“Incentive Pool” shall mean the fund underlying the Plan from which payments of Awards are made. The Committee in its discretion may choose to establish an Incentive Pool that funds more than one Performance Period.
(s)“Incentive Award Opportunity” shall mean the total potential cash compensation opportunity underlying an Award for a Performance Period ranging from zero to two and one-half times (0%-250%) a Participant’s Incentive Target Percentage. “Incentive Target Percentage” shall mean the targeted level of compensation underlying an Award granted to a Participant for a Performance Period, expressed as a percentage of the Participant’s Eligible Earnings.
(t)“Incentive Target Amount” shall mean the targeted level of compensation underlying an Award granted to a Participant for a Performance Period, expressed as a fixed value.
(u)“Involuntary Termination” shall mean a termination of an Employee’s employment with the Company or an Affiliate by the Company or Affiliate as defined by the applicable severance plan.
(v)“Key Employee” means an Employee treated as a “specified employee” as of his or her Separation from Service under Code Section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Company or its Affiliates if the Company’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined under rules adopted by the Company in accordance with Section 409A. Notwithstanding the foregoing, the Executive Vice President, Chief People Experience Officer or the Senior Vice President, Total Rewards, or the successor or the designee of either, may, under the alternative permissible methods allowable under Section 409A, adopt an alternative identification and effective date for purposes of determining which employees are Key Employees.
(w)“Participant” shall mean an Employee who is selected by management, the Committee or the Board from time to time in their sole discretion to receive an Award under the Plan.
(x)“Performance Period” shall mean the period selected by the Committee from time to time during which any performance goals specified by the Committee with respect to any Awards to be granted under the Plan are to be measured, which can include the calendar year.
(y)“Performance-Related Termination” shall mean an involuntary termination of employment because the Employee does not meet the performance or other essential requirements of his or her job. The determination of whether the Employee’s termination is a Performance-Related Termination shall be made by the Executive Vice President, Chief People Experience Officer, or the Senior Vice President, Total Rewards, or his or her respective successors or the designee of either, in his or her sole and absolute discretion.
(z)“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
(aa)“Retirement” shall mean having attained either: (1) a minimum age of 55 and a minimum of 10 years of continuous and uninterrupted service, or (2) age 62 and a minimum of 5 years of continuous and uninterrupted service, at the time of a Participant’s separation from the Company, unless determined otherwise, and which shall also constitute a Separation from Service for United States Participants, or (3) as determined under local law for all other Participants.
(bb) “Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.

(cc) “Separation from Service” means a “separation from service” within the meaning of Section 409A.
(dd) “Target Incentive Award” shall mean the level of cash compensation underlying an Award granted to a Participant for a Performance Period, calculated in accordance with Section 5 of the Plan.
(ee) “Termination Due to Curtailments or Cessations of Operations, Reorganizations, Position Eliminations, or Job Restructurings Due to a Change in Required Competencies or Qualification for Position” shall mean an involuntary termination as the direct result of curtailment or cessation of operations, reorganization or position elimination, or job restructuring due to a change in required competencies or qualification for the position. The determination of whether a curtailment or cessation of operations, reorganization or position elimination, job restructuring or change in competencies or qualifications has occurred is the sole determination of the Executive Vice President, Chief People Experience Officer, or the Senior Vice President, Total Rewards, or his or her respective successors or the designee of either, in his or her sole and absolute discretion.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Compensation Committee or its delegate which for this purpose includes the Executive Vice President, Chief People Experience Officer and the Senior Vice President, Total Rewards, or his or her successor. The Committee and/or its delegate shall have full power and authority: (i) to establish the rules and regulations relating to the Plan and the terms and conditions and amounts of any individual Award, (ii) to interpret the Plan and those rules and regulations, (iii) to select Participants for the Plan, (iv) to determine each Participant’s Incentive Target Percentage or Incentive Target Amount, Target Incentive Award and Incentive Award Opportunity, performance goals and Awards, (v) to make all factual and other determinations in connection with the Plan, and (vi) to take all other actions necessary, advisable or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. The Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time-to-time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of the Plan.

All powers of the Committee or its delegate shall be executed in their sole and absolute discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The decisions of the Committee or its delegate with respect to the administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including all Participants and their respective beneficiaries, except as otherwise provided by law.

The Committee shall be authorized to make adjustments in Awards and or the funding of the Incentive Pool in recognition of unusual or nonrecurring events affecting the Company or its financial statements including, but not limited to, acquisitions, divestitures or similar extraordinary events or changes in applicable laws, regulations, court rulings or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the Awards or the Incentive Pool in accordance with the Plan as it shall deem appropriate.

SECTION 4. ELIGIBILITY

(a)Any Employee shall be eligible to be selected as a Participant; however, only those Employees identified as Participants by the Committee or its designee, with respect to a Performance Period shall participate in the Plan for such Performance Period. Any Employee newly hired by the Company after October 1 shall not become eligible to participate in the Plan until the January 1 immediately following his or her hire date, except as waived by the Committee or their designee in its or their sole and absolute discretion. An Employee may only participate in one annual cash incentive plan sponsored by the Company or any Affiliate with respect to a Performance Period. As such, any Employee who is a participant in a sales incentive program or another cash incentive plan with respect to a Performance Period is not eligible to participate in the Plan.

(b)Any Employee who is performing services in the United States or Puerto Rico and is eligible to receive an award for a Performance Period who is issued a Compliance Written Warning during such Performance Period, may not receive an Award in excess of the lesser of (i) Ninety percent (90%) of his or her Target Incentive Award, or (ii) Ninety percent (90%) of his or her award prior to consideration of the Participant’s performance as set forth in Section 5(a)(4). Any Employee who is performing services in the U.S. or Puerto Rico and is eligible to receive an award for a Performance Period who is issued an IFW during such Performance Period, may not receive an Award in excess of the lesser of (i) Seventy-Five percent (75%) of his or her Target Incentive Award, or (ii) Seventy-Five percent (75%) of his or her award prior to consideration of the Participant’s performance as set forth in Section 5(a)(4).

SECTION 5. AWARDS

(a)Under the Plan, the Committee may grant Awards to Participants from time to time with respect to a Performance Period based upon the achievement of performance objectives over the Performance Period. Award payments are earned based upon the following:

1)The initial targeted Incentive Pool is equal to the sum of the Target Incentive Awards for all Participants for the Performance Period.
2)The final funding of the Incentive Pool is determined by the Committee, in its discretion, based on the Company’s performance against pre-set annual goals for the following financial and performance measures: (i) revenue, (ii) adjusted net income, (iii) cash flow from operations, (iv) pipeline achievements, and (v) any other factors determined by the Committee.
3)Once the final funding is determined, Incentive Pool dollars are allocated to the business unit, division or function in which a Participant worked during the Performance as determined by the CEO.
4)A Participant’s actual Award is determined based on his or her Target Incentive Award as calculated under Section (a)(5)(A) and (B) of this Section 5 below, as adjusted by the business unit, division and country performance funding factors stated above for the Performance Period as applicable, and further adjusted by the individual’s performance against their applicable objectives, as assessed by the Participant’s manager and management in accordance with procedures, guidelines and/or metrics established by the Committee, or its designee, from time to time.
5)A Participant’s Target Incentive Award is calculated as set forth below:

(A) Where a Participant’s Target Incentive Award is based on the Incentive Target Percentage, the Target Incentive Award is calculated as:
i.Group 1 Countries: the sum of the product of a Participant’s Eligible Earnings for the portion of the Performance Period that the Participant is eligible to participate in the Plan, multiplied by the Incentive Target Percentage for the Participant’s salary grade in the respective period of eligibility.
ii.Group 2 Countries: the product of a Participant’s Eligible Earnings as of the immediately preceding December 31st, multiplied by the Incentive Target Percentage in effect on December 31st for the Participant’s salary grade, pro-rated for the number of months during the Performance Period in which he or she is eligible to participate in the Plan.
iii.For Pin the ELTI Program: the sum of the product of the Participant’s Eligible Earnings for the portion of the Performance Period in which he or she is eligible to participate in the Plan (adjusted for changes in grades, Incentive Target Percentages or eligibility, as applicable), multiplied by the Incentive Target Percentage for the Participant’s salary grade in the respective period of eligibility. However, if the Participant’s salary grade has not been reduced since January 1, 2022 and his/her Target Incentive Award for the 2021 performance year is higher than the calculated amount under this Section 5 for the current Performance Period, then the 2021 Target Incentive Award shall be the Participant’s Incentive Target Amount for such year. This provision shall apply until such time as the Target Incentive Award for such future Performance Period exceeds the 2021 Target Incentive Award.

(B) Where a Participant’s Target Incentive Award is based on the Incentive Target Amount, the Target Incentive Award is calculated as 1/365th /366th of the annual fixed Incentive Target Amount for each day within a month the Participant is eligible to participate in the Plan.

(b)A Participant’s final Award shall be capped at 250% of the Target Incentive Award which is the maximum Incentive Award Opportunity.

(c)Notwithstanding the foregoing, any Award may also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate from time to time, consistent with the provisions of the Plan as herein set forth, including but not limited to, the pro-ration or adjustment of Target Incentive Awards, Incentive Target Percentages and/or Incentive Award Opportunities, and Incentive Target Amounts, based upon a Participant’s date of hire, re-hire, change in position and/or salary grade (including a change in position or other similar change that causes the Participant to no longer be eligible for the Plan), change in local base salary, or transfer to a different business unit or division during a Performance Period. In addition, any Awards granted to Participants may contain such other provisions as may be necessary to meet the requirements of the Code and/or related regulations issued thereunder in order to satisfy or comply with relevant law.

SECTION 6. PAYMENT OF AWARDS

Unless otherwise required by local law or local payroll schedules for Participants located outside of the United States, Awards will be paid in a lump sum on or prior to the 15th day of the third month of the year immediately following the year in which the close of the Performance Period occurs in accordance with the applicable short-term deferral exception provisions of Section 409A, or, in accordance with procedures established by the Committee and the applicable provisions of Section 409A, on a deferred basis pursuant to Section 9 hereof, if applicable. However, any payment may be delayed or deferred upon the reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law such as Section 409A, provided that the payment is made at the earliest date that the Committee reasonably anticipates it can be made without such violation. In the case of any Involuntary Termination, payment may be delayed until the receipt of any release required by the Company or by an applicable severance plan.

SECTION 7. SPECIAL PAYMENT EVENTS

Notwithstanding anything to the contrary in Section 6 of the Plan, the following payment terms shall apply to Awards in the following events:

(a)Voluntary Termination - If a Participant voluntarily terminates his or her employment (other than due to Retirement) prior to the end of the Performance Period, he or she is ineligible for an Award or any payment with respect to an Award for such Performance Period. If a Participant voluntarily terminates his or her employment after the end of the Performance Period, he or she is eligible for an Award or any payment with respect to an Award for such Performance Period under the applicable provisions of this Plan at the Committee’s discretion. For purposes of the bonus calculation, U.S. Blueprint Leaders shall be considered to have voluntarily terminated as of the date their resignation is tendered and the required 60-day notice of voluntary termination commences.

(b)Involuntary Termination - If a Participant’s employment is terminated as the result of an Involuntary Termination prior to the end of the Performance Period, his or her Target Incentive Award will be pro-rated based on actual days of eligibility (excluding any non-working Notice Period as defined in the applicable severance plan), his or her Eligible Earnings (excluding any Eligible Earnings during any non-working Notice Period as defined in the applicable severance plan), and his or her Incentive Target Percentage or Incentive Target Award during the Performance Period. The proration factor is the number of days in the Performance Period up to the date of the first day of the non-working Notice Period (as defined in the applicable severance plan) divided by 365/366 days. The Company can determine, in its sole discretion, to pay a different amount, including lower than target or no Award, based on the latest forecasted performance and/or expected funding for the Performance Period with consideration of individual, business unit, division and/or function performance. Such Award, if any, will be paid as soon as administratively practicable after the Participant’s termination (subject to the timely return of any release, as applicable), but not later than March 15th of the year following termination.

If a Participant is involuntarily terminated after the end of the Performance Period, he or she is eligible for an Award or any payment with respect to an Award for such Performance Period under the applicable provisions of this Plan. If a Participant’s employment is terminated as the result of an Involuntary Termination and such Participant is also eligible for Retirement, such Award will be paid on a pro-rated basis in accordance with Section 7(c) subject to the Company’s discretion.

Terminations for Cause or Performance-Related Terminations - If a Participant’s employment is terminated for Cause or constitutes a Performance-Related Termination prior to the end of the Performance Period, he or she is ineligible for an Award in respect of the year of termination, unless otherwise required by local law. If a Participant is terminated for Cause or Performance-Related Termination after the end of the Performance Period, he or she may be eligible for an Award or any payment with respect to an Award for such Performance Period under the applicable provisions of this Plan subject to Company’s discretion.

(c)Retirement - If a Participant retires during the Performance Period, he or she may be eligible, in the Company’s discretion, for a prorated Target Incentive Award using the calculation in Section 7(b) above. The Company can determine, in its sole discretion, to pay a higher or lower amount or no bonus at all based on the latest forecasted performance and/or expected funding for the Performance Period with consideration of individual, business unit, division and/or function performance. Such Award, if any, will be paid as soon as administratively practicable after the retirement but not later than March 15th of the year following termination and in accordance with the applicable funding of the Participant’s business unit or division. If a Participant retires after the end of the Performance Period, he or she is eligible for an Award or any payment with respect to an Award for such Performance Period under the applicable provisions of this Plan for an active Participant, which could be no bonus. For purposes of the bonus calculation, U.S. Blueprint Leaders shall be considered to have retired as of the date their notice of retirement is tendered and the required 60-day notice of retirement commences.

(d)Short-Term Disability or Leave of Absence - If a Participant is on short-term disability (STD) or an approved paid leave of absence under the Family & Medical Leave Act (or other similar law) during a Performance Period and has at least 90 days of Eligible Earnings within the Performance Period, he or she is eligible for a Target Incentive Award for such Performance Period. Such Award will be pro-rated to exclude the time the Participant is considered on STD or paid leave, as determined by the Committee or its designee, and will be based on the actual days of eligibility for the Plan. A Participant shall be considered eligible for the Plan during the first 90 days of STD or paid leave. If eligible, the Company can determine, in its sole discretion, to pay a different amount based on the latest forecasted performance and/or expected funding for the Performance Period with consideration of individual, business unit, division and/or function performance, including in the event that the latest forecasted funding level is below target, in which case the Company may pay an amount lower than target or no Award. Such Award, if any, will be paid as soon as practicable after the performance criteria have been met but not later than March 15th of the year following termination. If a Participant is on an approved Military leave of absence under the Company’s Military Leave Policy and is eligible for differential pay, the calculation of the differential pay shall include the payment of an Award as if such Participant were actively employed.

(e)Death - If a Participant dies during a Performance Period, in the Committee’s discretion, the pro-rated Target Incentive Award will be paid to the Participant’s estate as soon as administratively possible following the Participant’s death, and in any event no later than December 31st of the first year following the year of the Participant’s death. The Company can determine, in its sole discretion, to pay a higher or lower amount or no bonus at all based on the latest forecasted performance and/or expected funding for the Performance Period with consideration of individual, business unit, division and/or function performance.

(f)Failure to Sign Restricted Covenant Agreement – If a Participant is a Blueprint Leader and/or is otherwise required to sign a Restricted Covenant Agreement, unless otherwise determined by the Company in its discretion, any Award granted under this Plan will be forfeited if the Participant does not agree to the terms of any restrictive covenant agreement(s) containing non-competition, non-solicitation, confidentiality and/or assignment of inventions and similar provisions/ restrictions that may be presented to them by the Company or, if different, the Affiliate which employs the Participant within the time period for acceptance specified in the grant agreement governing the Award or as may be communicated by the Company when the Restrictive Covenant Agreement is provided to the Participant.

SECTION 8. AMENDMENT AND TERMINATION

The Company reserves the right in its sole and absolute discretion to amend or terminate the Plan, at any time, including after the end of the Performance Period and prior to payment of the Award, with or without notice, by action of the Executive Leadership Team or the Committee, as applicable. This right includes, but is not limited to, eligibility for an Award, determination of Incentive Pool funding, the modification of incentive measures, performance targets and/or performance results. This right also includes the modification of the terms of the Plan, as may be necessary or desirable, to comply with applicable laws and local customs of countries in which the Company operates or has employees. The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries and other forms of compensation.

The Committee may delegate to another committee or person, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an Award has been granted, which such other committee or person deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including but not limited to, modifying or amending the terms and conditions governing any Awards, or establishing any local country plans as sub-plans to this Plan. In addition, under all circumstances, the Committee or its delegate which for this purpose includes the Executive Vice President, Chief People Experience Officer and the Senior Vice President, Total Rewards, may make non-substantive administrative changes to the Plan as to conform with or take advantage of governmental requirements, statutes or regulations.

Notwithstanding the foregoing, the Committee or its designee may amend the terms of any Award heretofore granted, prospectively or retroactively, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Committee in its sole discretion and absolute discretion, without the consent of the Participant.

SECTION 9. DEFERRAL OF AWARDS UNDER THE COMPANY’S DEFERRED COMPENSATION PLAN

Except as otherwise provided in this Plan, the Committee may provide upon the granting of an Award hereunder, that it is eligible to be deferred under, and pursuant to the terms and conditions of, the Pfizer Inc. Deferred Compensation Plan, as such plan may be amended from time to time. Any such deferral shall be in accordance with the terms of such plan and in compliance with the applicable provisions of Section 409A.

SECTION 10. TAX CONSIDERATIONS

(a) For Participants in the United States, Award payments under the Plan will be treated as taxable income for the year in which the Participant receives the payment. The Company and its Affiliates shall be authorized to withhold appropriate amounts from such payments to satisfy all federal, state and local tax withholding requirements and any other authorized deductions due in respect of an Award payment hereunder and to take such other action as may be deemed necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with Section 409A. The Committee may amend the terms of any Award heretofore granted, prospectively or retroactively, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Committee in its sole and absolute discretion, without the consent of the Participant. Nothing in this Section 10 shall be construed as an admission that any of the compensation and/or benefits payable under this Plan constitutes “deferred compensation” subject to Section 409A. Furthermore, the Company does not represent, covenant or guarantee that any particular Award made under the Plan will be exempt from Section 409A and/or will avoid unfavorable tax consequences to the Participant (e.g., Section 409A penalties).

(b)For Participants located outside of the United States, local country rules on taxation and tax withholding, payment and reporting treatment will apply. The Company and its Affiliates shall be authorized to withhold appropriate amounts from such payments to satisfy all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and any other tax-related items arising in connection with the Award and legally applicable to the Participant or deemed applicable to the

Participant and to take such other action as may be deemed necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

SECTION 11. RECOUPMENT

In accordance with the Pfizer Inc. Recoupment Policy, in the event of a significant restatement of the Company’s consolidated financial statements (other than a restatement resulting from a change in accounting principles), the Committee will review Awards made under the Plan for performance for the fiscal periods affected by the restatement. If the Committee determines that an Award would have been lower (or would not have been made) if it had been based on the restated results, the Committee may, to the extent permitted by applicable law, seek recoupment of all or any portion of such Award as it deems appropriate, in its sole and absolute discretion, after a review of all relevant facts and circumstances. Any recoupment may be in addition to any other remedies that may be available to the Company under applicable law. Nothing contained in this paragraph will limit the Company’s ability to seek recoupment, in appropriate circumstances and as permitted or required by applicable law (including Section 10D of the Securities Exchange Act of 1934, as amended), of any amounts from any Employee, whether or not the Employee is a senior executive. If a Participant owes any outstanding debt, including but not limited to loans, vacation and salary and expense advances, to the Company or any Affiliates, any Award payable to the Participant under this Plan, to the extent such amount is exempt from Section 409A, shall be reduced by the full amount of such debt, as permitted by law.

Additionally, Awards are subject to any other Company policy(ies) on recoupment of gains realized from Awards as may be in effect from time to time and may be set forth in a grant agreement governing the Award and/or in a Restrictive Covenant Agreement. In case of a violation of any of such policies on recoupment and/or a Restrictive Covenant Agreement to which the Participant is subject, the Company may, in its sole and absolute discretion: (a) cancel any Award which has not yet vested or been settled; (b) recover shares of the Company’s common stock or cash equal to the value of the shares of the Company’s common stock and/or cash issued at settlement of the Awards, including the value of any withholding taxes paid by the Company; (c) recover proceeds realized by the Participant through the sale of such shares of the Company’s common stock; and/or (d) pursue any other remedy decided by the Committee.

SECTION 12. GENERAL PROVISIONS

(a)Awards under this Plan are considered variable compensation and as such are not guaranteed.
(b)No Employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Company or any Affiliate and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company or any Affiliate for severance payments.
(c)No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
(d) Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate an Employee’s employment or Participant’s service at any time, with or without Cause.
(e) Except as otherwise required by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.
(f) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
(g) Awards may be granted and paid to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The

Committee also may impose conditions on the payment of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.
(h) If approved by the Committee in its sole discretion, an Employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan; provided, however, that to the extent an Award under this Plan is subject to Section 409A, such absence or leave shall be considered a Separation from Service to the extent provided by Section 409A.

SECTION 13. GOVERNING LAW
The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.

Group 1 Countries (Accumulation Of Monthly Daily Earnings and Targets)
AUS	AUSTRALIA	KAZ	KAZAKHSTAN
AUT	AUSTRIA	KOR	KOREA, REPUBLIC OF
ZAE	AZERBAIJAN	LVA	LATVIA
BLR	BELARUS	LTU	LITHUANIA
BEL	BELGIUM	LUX	LUXEMBOURG
BIH	BOSNIA & HERZEGOVINA	MYS	MALAYSIA
BOL	BOLIVIA	MEX	MEXICO
BRA	BRAZIL	NLD	NETHERLANDS
BGR	BULGARIA	NZL	NEW ZEALAND
CAN	CANADA	NIC	NICARAGUA
CHL	CHILE	NOR	NORWAY
CHN	CHINA	PAN	PANAMA
COL	COLOMBIA	PAK	PAKISTAN
		PRY	PARAGUAY
CYP	CYPRUS	PHL	PHILIPPINES
CRI	COSTA RICA	POL	POLAND
HRV	CROATIA	PRT	PORTUGAL
CZE	CZECH REPUBLIC	ROU	ROMANIA
DNK	DENMARK	RUS	RUSSIAN FEDERATION
DOM	DOMINICAN REPUBLIC	SRB	SERBIA
		SGP	SINGAPORE
SLV	EL SALVADOR	SVK	SLOVAKIA
EST	ESTONIA	SVN	SLOVENIA
FIN	FINLAND	ESP	SPAIN
FRA	FRANCE	SWE	SWEDEN
GEO	GEORGIA	CHE	SWITZERLAND
DEU	GERMANY	TWN	TAIWAN
GRC	GREECE	THA	THAILAND
GTM	GUATEMALA	TUR	TURKEY
HND	HONDURAS	UKR	UKRAINE
HKG	HONG KONG	GBR	UNITED KINGDOM
HUN	HUNGARY	USA	UNITED STATES
IND	INDIA	VEN	VENEZUELA

IDN	INDONESIA	VNM	VIETNAM
IRL	IRELAND	URY	URUGUAY
ISR	ISRAEL
ITA	ITALY
JPN	JAPAN

Group 2 Countries (December 31 Salary and Target)
DZA	ALGERIA
ARG	ARGENTINA
BHR	BAHRAIN
CMR	CAMEROON
IVC	COTE D'IVOIRE (IVORY COAST)
EGY	EGYPT
ECU	ECUADOR
GHA	GHANA
IRN	IRAN (ISLAMIC REPUBLIC OF)
IRQ	IRAQ
JOR	JORDAN
KEN	KENYA
KWT	KUWAIT
LBN	LEBANON
LBY	LIBYAN ARAB JAMAHIRIYA
MAR	MOROCCO
NGA	NIGERIA
OMN	OMAN
PER	PERU
QAT	QATAR
SAU	SAUDI ARABIA
SEN	SENEGAL
ZAF	SOUTH AFRICA
SDN	SUDAN
SYR	SYRIAN ARAB REPUBLIC
TUN	TUNISIA
TUR	TURKEY
ARE	UNITED ARAB EMIRATES
YEM	YEMEN